Exhibit 99.01

Press Release:

  Essential Innovations Technology Canadian Subsidiary and WFI Industries Ltd.
               Announce Official Cooperative Production Agreement

Bellingham, WA: Essential Innovations Technology Corp. (OTCBB: ESIV) is pleased to announce that the Company's wholly owned Canadian subsidiary Essential Innovations Corporation (EIC), has signed a Cooperative Production Agreement with WFI Industries Ltd. (TSX: WFI), to produce cutting-edge geothermal heating and air conditioning systems. Both WFI and EIC are Canada corporations specializing in the geothermal heating and cooling market.

According to Jason McDiarmid, President/CEO of Essential Innovations Technology, "The two companies are cooperating to produce state of the art products and enhance each company's capabilities and services. WFI is the established leader in the geothermal market in North America with fully developed production, engineering and marketing capabilities. Essential Innovations Corporation has a very powerful sales and marketing model coupled with some very exciting product innovations, particularly with relation to our system's proprietary artificial intelligence controls. The two companies cooperating together should be able to help one another move forward faster and further than either could by itself."

Bruce Ritchey, President/CEO of WFI Industries Ltd. said, "This cooperative arrangement has potential to help move the geothermal heating and cooling industry into the mainstream markets. Essential Innovation's sales and marketing model provides a turnkey and affordable solution for developers and builders to install geothermal on their projects and subdivisions. We are in a position to provide manufacturing, engineering and market coverage around the world to support EIC's efforts."

WFI Industries Ltd. is a publicly traded company on the Toronto Stock Exchange under the symbol "WFI".

Essential Innovations Technology Corp. is publicly traded on the US OTC-BB market under the symbol "ESIV".

Safe Harbor Statements

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties. These statements include, but are not limited to, statements that do not describe historical facts and statements that include the word "believes," "anticipates," "expects," "plans," "intends," "designs" or similar language, as well as statements regarding consumer or marketplace acceptance of the Company's new or existing products; comments concerning marketing and consumer acceptance of proprietary products; the potential benefits of Essential Innovations products; initiatives undertaken by the Essential Innovations' divisions; the Company's research, manufacturing and facilities expansion programs; and the Company's growth.

For more information contact:
Bruce Ritchey, President/CEO WFI Industries Ltd.: 260-479-3224 www.waterfurnace.com

Jason McDiarmid, President/CEO, Essential Innovations Technology Corp.:
360-392-3902 www.eitechcorp.com